CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 and Proxy Statement of Financial Investors Trust, and to the use of our report dated December 20, 2011 on the financial statements and financial highlights of Stonebridge Institutional Small-Cap Growth Fund and Stonebridge Small-Cap Growth Fund, each a series of shares of Stonebridge Funds Trust. Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders, which is incorporated by reference into the Proxy Statement/Prospectus on Form N-14.

/s/ TAIT WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 19, 2012